Exhibit 21.1

Subsidiaries of The Knot, Inc.

WEDDINGPAGES, INC. (DELAWARE)
CLICK TRIPS, INC. (PENNSYLVANIA)
WEDDINGCHANNEL.COM, INC. (DELAWARE)
THE BUMP MEDIA, INC. (DELAWARE)